Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Separation Agreement”) is entered into between Waste Management, Inc. (the “Company”) and David P. Steiner (“Executive”).

This Separation Agreement is binding upon, and extends to, the parties and their past and present officers, directors, employees, shareholders, parent corporations, subsidiaries, parents, affiliates, partners, agents, representatives, heirs, executors, assigns, administrators, successors, predecessors, family members, d/b/a’s, assumed names, and insurers, whether specifically mentioned hereafter or not. A reference to a party in this Separation Agreement necessarily includes those persons and/or entities described in the foregoing sentence, unless the context clearly requires otherwise.

PREAMBLE

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement dated May 6, 2002, as amended from time to time (the “Employment Agreement”);

WHEREAS, pursuant to such Employment Agreement, Executive has been continuously employed by one or more direct or indirect subsidiaries of the Company;

WHEREAS, Executive’s employment with such subsidiary or subsidiaries terminated effective as of November 10, 2016 (the “Employment Termination Date”) and Executive was removed from the position of Chief Executive Officer of the Company, entitling him to certain payments and benefits pursuant to Sections 6(e)(i) – (e)(v) of the Employment Agreement;

WHEREAS, the Company and Executive now jointly desire to enter into this Separation Agreement to supplement the continuing provisions of said Employment Agreement as set forth below and to stipulate the treatment of Executive’s termination for purposes of equity compensation awards; and

NOW, THEREFORE, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.    Separation Matters. Executive hereby resigns from his position as a director on the Board of Directors of the Company (the “Board”) and any and all board, committee and other positions he holds at the Company or any entity controlled by, controlling or under common control with the Company (the “Affiliated Group”). Executive agrees to take any and all further acts necessary to accomplish these resignations, which resignations Executive represents and agrees are required by the terms of the Employment Agreement and are not due to any disagreement over the Company’s operations, policies or practices.

The parties agree that Executive is entitled to those certain compensation and benefits (a) as set forth in Section 6(e)(i) – (e)(v) of the Employment Agreement and (b) with respect to outstanding performance share units, as provided in Section 2.a. of Important Award Details in the award agreements (the “Award Agreements”) that are Exhibit 10.1 to Forms 8-K filed on March 12, 2014, March 3, 2015 and March 2, 2016, in each case, as set forth in Exhibit A to this Separation Agreement and, in some instances, as may have been already paid prior to the Effective Date. Executive acknowledges and agrees that the amounts set forth and described on Exhibit A are true, correct and complete and Executive has no right to any separation benefit under the Employment Agreement other than as set forth in Exhibit A.

The Company and Executive agree that the text attached hereto as Attachment A shall be filed under Item 5.02 of Form 8-K by the Company with the U.S. Securities and Exchange Commission promptly following the Effective Date (as defined on the signature page to this Separation Agreement), but in any event, within 4 business days following the Effective Date.

2.    Additional Consideration. The Company’s provision of the compensation and benefits set forth in this Section 2 (the “Additional Benefits”) is fully subject to Executive’s execution of this Separation Agreement, execution and non-revocation of the Supplemental Release attached as Exhibit C (the “Supplemental Release”), and satisfaction of the terms of both this Separation Agreement and such Supplemental Release, including, without limitation, the terms of Section 7 of this Separation Agreement and Section 8 of the Employment Agreement, as incorporated by reference herein.

(a)    The Parties agree that, notwithstanding anything to the contrary in any other agreement and subject to the other terms and conditions set forth in this Separation Agreement, Executive’s termination of employment shall be considered “Retirement” pursuant to the terms of each of the applicable Award Agreements. Accordingly:

(i)	All stock option awards granted to Executive pursuant to the Waste Management, Inc. 2009 Stock Incentive Plan and the Waste Management, Inc. 2014 Stock Incentive Plan (together, the “Incentive Plans”) that remain outstanding as of the Employment Termination Date shall continue to become exercisable under the exercise schedule set forth in the applicable Award Agreement for three years following the Employment Termination Date, and all options held as of the Employment Termination Date that were exercisable or become exercisable shall remain exercisable until the end of the three year period commencing on the Employment Termination Date (or, if earlier, the end of the original term of the option award); and

(ii)	In event of Executive’s death prior to exercise of the options described in this Section 2, Executive’s beneficiary shall have the same rights as Executive under this Separation Agreement with respect to exercise of the options.

(b)    The Company shall pay executive an additional cash lump sum in the amount of $75,000 in lieu of any obligation to reimburse Executive for his reasonable legal fees in connection with negotiation of this Separation Agreement. Such reimbursement shall be paid on or prior to January 31, 2017.

3.    Releases Effective Upon Execution of this Separation Agreement. In consideration of the premises and promises contained herein (excluding those set forth in Section 2 hereof, which are provided in consideration for the Supplemental Release, as described therein), Executive, on behalf of his heirs, personal representatives, successors, and assigns, releases and discharge the Company, its past and present parent, subsidiary and affiliated companies, and its and their agents, directors, managers, members, partners, officers, attorneys, accountants, employees, and representatives, and all persons acting by, through, under or in concert with the Company (collectively referred to as the “Released Parties”), from any and all causes of action, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses, known or unknown, whether in law or equity, which Executive ever had, or now has, against the Released Parties to the date of this Separation Agreement. The claims Executive releases include, but are not limited to, claims that the Released Parties:

•	discriminated against Executive on the basis of Executive’s race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances, executive orders, including but not limited to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Massachusetts Fair Employment Practices Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Law Against Discrimination, the New Jersey Whistleblower Act, North Dakota Century Code §9-13-02 and South Dakota Code Laws § 20-7-11, the Texas Labor Code; or

•	failed to give proper notice of this employment termination under the Workers Adjustment and Retraining Notification Act (“WARN”), or any similar state or local statute or ordinance; or

•	violated any other federal, state, or local employment statute, such as the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act, which regulates wage and hour matters; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; the Americans With Disabilities Act; the Rehabilitation Act; OSHA; and any other laws relating to employment; or

•	violated their personnel policies, handbooks, any covenant of good faith and fair dealing, or any contract of employment between Executive and any of the Released Parties, including the Employment Agreement; or

•	violated public policy or common law, including claims for: personal injury, invasion of privacy, retaliatory discharge, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, impairment of economic opportunities, intentional interference with contract, unlawful interference with employment rights, wrongful termination or discharge, negligence, detrimental reliance, defamation, loss of consortium to Executive or any member of Executive’s family, and/or promissory estoppel; or

•	are in any way obligated for any reason to pay Executive’s damages, expenses, litigation costs (including attorneys’ fees), bonuses, commissions, disability benefits, compensatory damages, punitive damages, and/or interest, except as provided for in (i) Section 2(c) of this Separation Agreement, (ii) Section 10 of the Employment Agreement, (iii) Executive’s Indemnity Agreement with the Company dated December 21, 2012 (the “Indemnification Agreement”) or (iv) as otherwise provided by applicable law or the Company’s bylaws and certificates of incorporation as in effect from time to time (the rights described in (ii) through (iv) are collectively referred to herein as “Indemnification Rights”); or

•	violated any rights Executive has or may have had as a member of the Board or as an officer of the Company, whether pursuant to corporate, contract or other laws.

Executive understands and agrees that the release contained in this Separation Agreement includes all claims that Executive may have including claims that Executive does not now know or have reason to suspect to exist in Executive’s favor against the Released Parties, and that the release contained in this Separation Agreement extinguishes those claims. Executive is not prohibited from making or asserting (a) any claim or right under state workers’ compensation or unemployment laws; (b) any claim or right, which by law cannot be waived through private agreement; (c) any claims that relate to Indemnification Rights; or (d) any claims or rights that may arise after Executive executes this Separation Agreement, including any claim to enforce the terms of this Separation Agreement and its Exhibits.

Executive also acknowledges that he has reviewed the summary set forth on Exhibit B and that, except as set forth on Exhibit B, Executive has no other options, awards, stock units or other outstanding or contingent rights in respect of the Company’s common stock (other than shares owned outright).

In consideration of the premises and promises contained herein, the Company releases and discharges Executive from any and all Company Claims. For purposes of the release set forth in the preceding sentence, “Company Claims” is limited to claims and causes of action that are actually known by the Company to exist as of the Effective Date and expressly excludes: (i) any claim or cause of action brought by any creditor or shareholder of the Company, without the direction, assistance or participation of the Company, alleging any direct, derivative or class claim against any of the Company, its directors or its officers (a “Stockholder/Creditor Initiated Claim”); (ii) any claim or cause of action (including any cross-claim, claim for contribution, or otherwise) made by any of the Company, its directors or its officers in connection with, arising out of or otherwise relating to any Stockholder/Creditor Initiated Claim; (iii) any claim, cause of action or right of any Released Party, whether under applicable law, pursuant to any benefit plan or agreement, or pursuant to any Company policy, to clawback or otherwise seek recoupment of compensation (including equity or equity-based compensation) paid or payable to Executive; or (iv) any matter arising out of facts or circumstances presently known by the Company where the Company does not presently have actual knowledge of a resulting claim or cause of action. For purposes of the release set forth in this subsection, the burden of proving the actual knowledge of the Company for purposes of determining whether a Company Claim exists shall be Executive’s burden, and shall only be established by the actual knowledge (without any concept of constructive knowledge) of the Chairman of the Board, a majority of the independent members of the Board (not including Executive) or the Company’s Chief Executive Officer or Chief Operating Officer.

4.    Covenant Not to Sue. For the purpose of giving a full and complete release, Executive covenants and agrees that he has no pending claims or charges against the Released Parties. If Executive has any pending claims in a federal, state or local court, or in an arbitral forum, Executive agrees to promptly file all appropriate papers requesting withdrawal and dismissal of such claims. Executive further agrees not to sue any of the Released Parties or become a party to a lawsuit on the basis of any claims of any type to date that arise out of any aspect of Executive’s employment or termination of employment. Executive understands that this is an affirmative promise by Executive not to sue any of the Released Parties, which is in addition to Executive’s general release of claims in Section 3 above.

5.    Protected Rights. Nothing in this Separation Agreement prohibits Executive from filing a charge with, or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Equal Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. This Separation Agreement does not limit Executive’s ability to communicate with any government agencies or participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. In addition, this Separation Agreement does not limit Executive’s right to receive an award for information provided to any government agencies. Further, Executive is advised that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

6.    Supplemental Release. Executive acknowledges that Section 2 of this Separation Agreement provides Executive with certain rights and privileges to which Executive would not otherwise be entitled to in the absence of the execution of a waiver and release and, in exchange for the same, Executive agrees to execute a full and complete release of claims against the Company, its affiliates, officers and directors in the form of the Supplemental Release attached hereto as Exhibit C. Notwithstanding anything herein to the contrary, (a) if Executive has not executed and delivered to the Company such Supplemental Release on or before the twenty-first (21st) day after the Effective Date or (b) if the Supplemental Release is subsequently revoked during the time provided therein to do so, Executive shall have no rights to the payments and benefits specified in Section 2 hereof and shall be obligated to return any such amounts received prior to the expiration or revocation of such Supplemental Release. In such event, the remaining provisions of this Separation Agreement shall continue in full force and effect.

7.    Continuing Obligations. Executive waives and releases any and all claims that the covenants contained in Section 8 of the Employment Agreement, including the non-competition, confidentiality and non-disparagement covenants (the “Employment Agreement Covenants”) are not enforceable or are against public policy. The parties agree that the payments and benefits referred to in Section 2 herein are, in part, in consideration of the settlement of all disputes regarding the enforceability and application of goodwill, trade secrets, and confidential information developed by Executive in the course of his employment with the Company. To help preserve the value of the goodwill, trade secrets, and confidential information acquired herewith, it is agreed that Executive will comply with the Employment Agreement Covenants (incorporated herein by reference) for the applicable periods of time set forth in the Employment Agreement. It is specifically agreed that the two-year Restricted Term (as defined in the Employment Agreement) set forth in Section 8(c) of the Employment Agreement, the two-year non-solicitation periods set forth in Sections 8(d) and (e) and the restrictions provided for in Section 8 therein commenced upon the Employment Termination Date.

For the avoidance of doubt, any reference in this Separation Agreement to this Section 7 shall include the Employment Agreement Covenants, as if the Employment Agreement Covenants were restated herein. This Section 7, Section 8 below, and the Employment Agreement Covenants are expressly made subject to Section 5 of this Separation Agreement.

8.    Non-Disparagement. Executive further agrees, from and after the Effective Date, not to disclose, communicate, or publish any statement that is disparaging, deleterious or damaging to the integrity, reputation or goodwill of any Released Party including, without limitation, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, or remarks (collectively, “Disparaging Information”). Subject to Section 5, Executive understands and acknowledges that this non-disparagement clause prevents Executive from disclosing, communicating, or publishing any Disparaging Information concerning or related to the Released Parties. The Company agrees, from and after the Employment Termination Date, not to issue any press release or public filing that is disparaging, deleterious or damaging to the integrity, reputation or goodwill of Executive.

9.    Standstill; Corporate Opportunities. Executive agrees that from the Effective Date until the date that is three (3) years from the Effective Date, Executive shall not, in any manner, directly or indirectly, on Executive’s own behalf or on behalf of, through or in association with any other person or entity, take any of the following actions: (a) acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, any securities, including any debt securities (“Securities”) of the Company, or beneficial ownership thereof, or any Securities convertible or exchangeable into or exercisable for any Securities of the Company, or beneficial ownership thereof (other than any acquisition of Securities by Executive pursuant to the exercise or vesting of any options or other equity incentive awards or any acquisition of Securities issued pursuant to a stock split, stock dividend or similar corporate action initiated by the Company with respect to any Securities beneficially owned by Executive on the date of this Separation Agreement or acquired pursuant to the exercise or vesting of any options or other equity incentive awards); provided, however, that Executive shall be permitted to purchase additional shares of the Company’s common stock to the extent his aggregate beneficial ownership of the Company’s common stock does not exceed 1.0% of the Company’s outstanding shares of common stock, (b) acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, any property, asset or business of the Company or any of its affiliates, (c) acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, any ownership interest in any joint venture in which the Company or any of its affiliates is a party or any ownership interest in any partner of the Company or any of its affiliates in such a joint venture, (d) propose to any person, or effect or seek to effect, whether alone or in concert with others, any tender or exchange offer, merger, consolidation, acquisition, scheme, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, (e) make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission but without regard to the exclusion set forth in Rule 14a-l(1)(2)(iv)) to vote with respect to any proposal for which such solicitation is being made (other than in favor of any proposal supported by the Board), or seek to advise or influence any person with respect to the voting of, any voting securities of the Company for any purpose, (f) form, join, influence, advise or in any way participate in a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any voting securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement, (g) otherwise act, alone or in concert with others, to seek to control, change or knowingly influence the management, Board, governing instruments, policies or affairs of the Company, (h) disclose in a public statement any intention, plan or arrangement which, if completed, would result in a violation of any of the foregoing or (i) knowingly assist the taking of any actions by any other person in connection with any of the foregoing; provided, however, that none of the foregoing shall prevent Executive from (i) voting Securities beneficially owned by Executive in his sole discretion or (ii) taking actions with respect to Securities the sole purpose of which is estate or tax planning, provided that any trust, family partnership or similar family-related or family-controlled entity to which any Securities are transferred shall also be bound by the restrictions in this Section 9. Additionally, following execution of this Separation Agreement, Executive is permitted to transfer unexercised nonqualified stock options directly to one or more “Family Members” (as defined in Instruction 1.(a)(5) to Form S-8), or to a trust for the benefit of one or more Family Members (provided that Family Members have more than 50% of the beneficial interests in such trust), for estate planning purposes and not for consideration, provided further that (x) any Family Member or trust to which any options are transferred shall also be bound by the restrictions in this Section 9, (y) all options transferred will remain subject to all rights of the Company set forth in Section 10 and (z) all options transferred will remain subject to all terms and conditions set forth in the applicable stock option, long-term incentive and similar agreements and plans governing Executive’s options, except to the extent deemed amended to permit such transfer. Any Family Member, trust, family partnership or similar family-related or family-controlled entity to which any unexercised options or Securities are transferred shall execute a supplement to this Separation Agreement to document its agreement to Section 9 and Section 10 hereof, as applicable, to the extent necessary in the Company’s reasonable business judgment. Notwithstanding the other provisions set forth in this Section 9, the Company acknowledges and agrees that consulting at the request of the Company’s Chief Executive Officer in accordance with the second paragraph of Section 14 below shall not be a violation of the restrictions set forth in clauses (g), (h) or (i) above.

10.    Special Rights of Company upon Breach; Reformation of Covenants. Notwithstanding anything to the contrary in this Separation Agreement, the Employment Agreement or otherwise, Executive understands and agrees that if he breaches this Separation Agreement, including without limitation the provisions of the Employment Agreement incorporated by reference herein, that the Released Parties will be entitled to apply for and receive an injunction to restrain any violation. Upon discovery of a material breach of this Separation Agreement or the portions of the Employment Agreement incorporated by reference herein, the Company may avail itself of the special rights in this Section 10 by giving Executive written notice that describes the circumstances of the material breach (the “Breach Notice”). Notwithstanding the delivery of the Breach Notice, (i) Executive shall still be entitled to exercise stock options to the extent otherwise exercisable in accordance with the terms of this Separation Agreement and (ii) Executive’s stock options will continue to vest in accordance with the terms of this Separation Agreement. However, from and after the delivery of the Breach Notice until the time of receipt of the applicable judgment described below, any and all “net shares” issuable in connection with such exercise, after taking into account any “sales” by a broker to cover the exercise price or required tax withholding directly associated with the exercise in a broker-assisted cashless exercise, shall be held in escrow pending resolution of the Breach Notice. Executive may direct the escrow agent to sell any issued shares so held in escrow, with any and all proceeds to be similarly held in escrow pending resolution of the Breach Notice; provided, that Executive remains solely responsible for all tax obligations and other costs related to any such sale. In the event that the Company sends Executive a Breach Notice, the Company shall file suit for breach in a court of competent jurisdiction within five (5) days of delivery of the Breach Notice. In the event that a court of competent jurisdiction (and otherwise consistent with the requirements set forth in Section 16) reaches a final non-appealable judgment that Executive (x) did not commit a material breach or (y) fully cured any such breach with no actual damages to the Company or its affiliates, then all shares and sales proceeds held in escrow shall be released to Executive and Executive shall once again be free to exercise options without restriction (to the extent otherwise exercisable pursuant to the terms of this Separation Agreement), unless and until Executive’s receipt of a Breach Notice relating to a new or different triggering event. In the event that a court of competent jurisdiction (and otherwise consistent with the requirements set forth in Section 16) reaches a final non-appealable judgment that Executive (x) did commit a material breach and (y) failed to fully cure such breach without resulting damages to the Company or its affiliates, all options held by executive shall be terminated at such time without further consideration and all shares and sale proceeds held in escrow pursuant to this Section 10 shall be deemed forfeited and returned to the Company. Any remedy described in this Section 10 shall not be considered liquidated damages or reduce the full measure of damages that the Company is entitled to recover for any breach of this Separation Agreement, including without limitation the provisions of the Employment Agreement incorporated by reference herein, or otherwise limit any right pursuant to any benefit plan or agreement, or any Company policy, to clawback or otherwise seek recoupment of compensation (including equity or equity-based compensation) paid or payable to Executive; provided that the Company shall not alter any such policies as applied to Executive in a manner that is material and adverse to Executive unless determined by the Company in good faith to be required by applicable law. Except as expressly provided for in this Section 10, any monetary damage claim pursuant to this Separation Agreement by either party shall be expressly limited to actual damages (including lost profits), and shall not include punitive or consequential damages.

Without limiting the generality of the preceding paragraph, Executive acknowledges and agrees that the covenants and restrictions set forth in this Separation Agreement and the Employment Agreement Covenants (i) are reasonable in geographic and temporal scope and (ii) are necessary to protect legitimate proprietary and business interests of the Company in, inter alia, near permanent customer relationships and confidential information. Executive further acknowledges and agrees that (x) the Executive’s breach of covenants and restrictions set forth in this Separation Agreement or the Employment Agreement Covenants will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent Executive from breaching such provisions by obtaining an injunction against Executive, there is a reasonable probability of the Company’s eventual success on the merits. Executive consents and agrees that if Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to seek temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. If any of the restrictions or covenants set forth in this Separation Agreement or the Employment Agreement Covenants are determined to be wholly or partially unenforceable, Executive hereby agrees that this any provision in of this Separation Agreement or the Employment Agreement Covenants may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the restrictions or covenants set forth in this Separation Agreement or the Employment Agreement Covenants are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such provisions in any other jurisdiction.

11.    Application to All Forms of Relief. This Separation Agreement applies to any relief no matter how called, including without limitation, wages, back pay, front pay, reinstatement, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorneys’ fees and expenses.

12.    No Admissions, Complaints or Other Claims. Executive acknowledges and agrees that this Separation Agreement is not to be construed in any way as an admission of any liability whatsoever by any Released Party, any such liability being expressly denied. Executive also acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any actions against any Released Party with any governmental agency, court or tribunal.

13.    Acknowledgments. Executive has fully reviewed the terms of this Separation Agreement, acknowledges that he understands its terms, and states that he is entering into this Separation Agreement knowingly, voluntarily, and in full settlement of all claims which existed in the past or which currently exist, that arise out of his employment or service as an officer or director with the Company or the termination of his employment or service as an officer or director.

14.    Assistance and Cooperation. Executive agrees that he will cooperate fully with the Company and its counsel, upon their request, with respect to any potential or pending proceeding (including, but not limited to, any litigation, arbitration, regulatory proceeding, investigation or governmental action) that relates at least in part to matters with which Executive was involved while he was an employee of the Company or any of its affiliates, or with which he has knowledge. Executive agrees to render such cooperation in a timely fashion and to provide Company personnel and counsel with the full benefit of his knowledge with respect to any such matter, and will make himself reasonably available for interviews, depositions, or court appearances at the request of the Company or its counsel. Executive also agrees to timely complete, after receipt from the Company, a Director & Officer Questionnaire covering 2016 in January 2017 and to provide other information reasonably required for the Company’s proxy disclosures. The Company and Executive acknowledge and agree that, as of the Effective Date, the 10b5-1 Trading Plan dated September 8, 2016 between the Company and Executive is terminated.

Additionally, Executive agrees to make himself available at mutually convenient times without charge by telephone as a consultant to the Company as reasonably requested by the Chief Executive Officer of the Company for a period of six months following the Employment Termination Date, not to exceed ten hours per month. During such six month period, no less frequently than once per week the Company shall forward to Executive personal mail, including electronic mail, that is delivered to Executive at his Company address. For the avoidance of doubt, information relating to the business of the Company and its affiliates to which Executive is provided access during this six month consulting period shall not fail to be considered “Confidential Information” for purposes of the Employment Agreement Covenants despite such provision of access occurring after the Employment Termination Date.

The Company and its past and present parents, subsidiaries, and affiliated entities and companies have certain obligations to Executive, his heirs and legal representatives to provide indemnity, to advance expenses, and to provide officers and directors liability insurance. These obligations are provided by law, in Section 10 of the Employment Agreement, in the Indemnification Agreement, in Article Eight of the Third Amended and Restated Certificate of Incorporation of the Company (as it may be amended from time to time), in Article X of the Company’s bylaws (as it may be amended from time to time), and in similar provisions in the certificates (charters) of incorporation, bylaws and other governing documents of various of the Company’s past and present parents, subsidiaries, and affiliated entities and companies. These obligations will continue beyond Executive’s termination of employment on the Employment Termination Date, in accordance with and subject to the provisions thereof and applicable Delaware law.

15.    Tax Withholding; Right of Offset. The Company shall withhold, or cause to be withheld, from any and all payments made pursuant to this Separation Agreement or any other agreement between Executive and the Company all amounts required to be withheld pursuant to federal, state or local tax laws. The Company may withhold and deduct from any and all payments made pursuant to this Separation Agreement or any other agreement between Executive and the Company all other normal deductions made with respect to the Company’s employees generally and any advances made to Executive and owed to the Company. Executive acknowledges that he has been advised to consult his own tax professional regarding the tax consequences of any payments of compensation or other amounts received by Executive pursuant to this Separation Agreement or any other agreement between the Executive and the Company. Furthermore, Executive acknowledges that he is responsible for paying all applicable taxes as are assessed or levied by any governmental entity on any payments of compensation or other amounts received by Executive from the Company. The Company makes no representations regarding the tax consequences of any payments under this Separation Agreement or any other agreement between Executive and the Company, and in no event shall the Company be liable for any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive with respect to any payments under this Separation Agreement or any other agreement between Executive and the Company.

16.    Dispute Resolution. In the event of any dispute or controversy relating to or arising under this Separation Agreement, including any challenges to the validity hereof, the parties hereto mutually consent to the exclusive jurisdiction of the state courts in the State of Texas located in Harris County and of the United States District Court for the Southern District of Texas, Houston Division. In the event any of the provisions of this Separation Agreement or the application of any such provisions to the parties hereto with respect to their obligations, shall be held by a court of competent jurisdiction to be contrary to the laws of the State of Texas or federal law, the remaining provisions of the Separation Agreement shall remain in force and effect. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE PARTIES HERETO KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THAT SUCH PARTY MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS SEPARATION AGREEMENT. Executive acknowledges that by agreeing to this provision, he knowingly and voluntarily waives any right he may have to a jury trial based on any claims he has, had, or may have against the Company, including any right to a jury trial under any local, municipal, state or federal law including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Age Discrimination In Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Labor Code, claims of harassment, discrimination or wrongful termination, and any other statutory or common law claims. In any action brought by a party to this Separation Agreement to enforce the obligations of the other party hereto under this Separation Agreement or the Employment Agreement, the prevailing party shall be entitled to collect from the non-prevailing party the prevailing party’s reasonable litigation costs and attorney’s fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation). If the parties cannot agree which is the prevailing party for the purposes of this Section, or the amount of that party’s reasonable fees, the parties agree to have the court which considered the dispute make such determinations.

17.    Choice of Laws. This Separation Agreement is made and entered into in the State of Texas, and shall in all respects be interpreted, enforced and governed under the laws of the State of Texas without regard to conflicts of law principles thereof. The language of all parts of this Separation Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

18.    Assignability. The Company shall have the right to assign this Separation Agreement and its rights hereunder, in whole or in part. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Separation Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law; provided, however, in the event of Executive’s death, absent a valid, conflicting beneficiary designation on file with the Company at the time of Executive’s death, Executive’s estate shall be entitled to the payments and benefits owed to Executive hereunder.

19.    Severability. Should any provision of this Separation Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Separation Agreement.

20.    Section 409A. Each payment under this Separation Agreement is intended to be (A) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4), or (ii) compliant with Section 409A, and the provisions of this Separation Agreement will be administered, interpreted and construed accordingly. Payments under this Separation Agreement in a series of installments shall be treated as a right to receive a series of separate payments for purposes of Section 409A. Executive shall be considered to have incurred a “separation from service” with the Company and its affiliates within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii) as of the Employment Termination Date.

Notwithstanding any other provision in this Separation Agreement to the contrary, payments and benefits payable under this Separation Agreement due to a “separation from service” within the meaning of Section 409A that are deferred compensation subject to (and not otherwise exempt from) Section 409A that would otherwise be paid or provided during the six-month period commencing on the date of Executive’s “separation from service” within the meaning of Section 409A, shall be deferred until the first business day after the date that is six (6) months following Executive’s “separation from service” within the meaning of Section 409A.

To the extent that reimbursements or other in-kind benefits under this Separation Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (1) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the second taxable year following Executive’s “separation from service” pursuant to Treasury Regulation § 1.409A-1(b)(9)(iii)(B), (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

Amounts payable pursuant to this Separation Agreement are intended to be unfunded for purposes of Section 409A. Although bookkeeping accounts may be established with respect to payments due under the Separation Agreement, any such accounts shall be used merely as a bookkeeping convenience. No provision of this Separation Agreement shall require the Company to purchase assets, place assets in a trust or segregate assets in connection with amounts due under the Separation Agreement. Any obligation of the Company to Executive under this Separation Agreement shall be based solely upon any contractual obligations that may be created by this Separation Agreement.

21.    Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

22.    Notices. Any notice, request, consent or approval required or permitted to be given under this Separation Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s residence, 6521 Vanderbilt Street, Houston, Texas 77005 (with a copy to Executive’s counsel, which shall not constitute notice, Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, New York, New York 10019, Attention: Steve Wolosky, swolosky@olshanlaw.com), or to the Company’s principal office to the attention of the Company’s Chief Legal Officer, as the case may be.

23.    Complete Agreement. Except as specifically set forth herein, including without limitation the provisions referenced in Section 7 hereof, this Separation Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof. For the avoidance of doubt, except as expressly modified herein, the terms and conditions of the Employment Agreement and the terms and conditions relating to Executive’s equity and equity based awards set forth in the applicable stock option, long-term incentive and similar agreements and plans governing Executive’s options and performance stock units, shall continue to apply.

24.    Counterparts. This Separation Agreement may be signed in any number of counterparts, each of which is an original and all of which taken together form one single document.

Please review this document carefully as it contains a release of claims.

IN WITNESS WHEREOF, Executive has entered into this Separation Agreement, and the Company has caused this Separation Agreement to be executed in its name and on its behalf by its duly authorized officer to be effective as of the date that this Separation Agreement is executed by Executive as set forth beneath the signature below (the “Effective Date”).

DAVID P. STEINER		WASTE MANAGEMENT, INC.
(“Executive”)		(The “Company”)

/s/ David P. Steiner		By:	/s/ James C. Fish, Jr.
Signature

Title: President and Chief Executive Officer

Date:	January 6, 2017	Printed Name: James C. Fish, Jr.
“Effective Date”
Date: January 6, 2017

[Signature Page to Separation Agreement]

EXHIBIT A

1.	Accrued but unpaid base salary for services rendered up to the Employment Termination Date, November 10, 2016, which amount has been previously paid to Executive.

2.	Accrued but unpaid expenses required to be reimbursed under the Employment Agreement.

3.	Four weeks accrued but unused vacation for the year 2016 prior to the Employment Termination Date, which amount has been previously paid to Executive.

4.	A cash severance payment in the gross amount of $6,002,840, equal to two times the sum of Executive’s current base salary ($1,277,200) and target bonus ($1,724,220), which has or will be paid as follows:

a.	$3,001,420 was previously paid in a lump sum; and

b.	$3,001,420 is payable in installments over the two-year period beginning on the Employment Termination Date, certain installments which have been previously paid to Executive;

5.	Twenty-four months (inclusive of benefits that have been previously provided as of the Effective Date) of continued group health and/or dental insurance coverage that Executive participated in as of the Employment Termination Date. The Company will provide COBRA coverage at its own expense for 18 months or, if earlier, until Executive’s death or eligibility for coverage by a subsequent employer. Thereafter, Executive will have no additional COBRA coverage, but if Executive has not obtained coverage from a subsequent employer, the Company will provide up to six months additional medical and dental coverage consistent with its obligations under the Employment Agreement.

6.	An additional lump sum in the amount of $334,252 in lieu of any obligation of the Company to continue any benefits other than group health and dental insurance.

7.	A bonus under the 2016 Annual Incentive Plan, if any, payable to the same extent and at the same time payments are made to other senior executives of the Company, prorated based on the Employment Termination Date; and

8.	With respect to outstanding Performance Share Units (“PSUs”) awarded under the Incentive Plans Executive shall be entitled to receive, on the normal payment date for the applicable award, the shares and related dividend equivalents that Executive would have been entitled to receive if he had remained employed until the last day of the Performance Period (as defined in each such applicable award) multiplied by the fraction which has as its numerator the total number of days Executive was employed by the Affiliated Group during the applicable Performance Period and has as its denominator the total number of days during the applicable Performance Period. Exhibit B details the number of PSUs (reported at target) and the applicable pro-ration calculation. However, as described above, the actual amount payable, if any, will be determined based upon the Company’s performance over the applicable Performance Period and payment will not be made until the end of the Performance Period.

Exhibit A

EXHIBIT B

EQUITY AWARDS AS OF EFFECTIVE DATE

1.	The following represents how the Outstanding PSUs will be prorated. The numbers below are reported assuming a payout at 100% of target – payment, if any, will be subject in each instance to actual performance against the applicable performance measures.

2014-2016: 116,280 PSUs x (1045/1096)

2015-2017: 101,886 PSUs x (680/1096)

2016-2018: 107,408 PSUs x (315/1096)

2.	The following represents the option awards held by the Executive:

Options Outstanding and Exercisable as of the Effective Date

Grant Date	Number of Vested Options	Exercise Price
02/25/2015	59,106	$54.635
03/07/2014	140,448	$41.370
03/08/2013	282,775	$36.885
03/09/2012	218,881	$34.935

Options Outstanding but not Exercisable as of the Effective Date

Grant Date	Number of Unvested Options	Exercise Price
02/26/2016	225,857	$56.235
02/25/2015	177,321	$54.635
03/07/2014	140,451	$41.370

3.	In addition to the PSUs and Options described above, as of the Effective Date Executive also holds 506,302 stock units deferred pursuant to the Company’s 409A Deferral Savings Plan (the “DSP”), which shall be settled in accordance with the terms of the DSP and Executive’s deferral election following the six-month anniversary of the Termination Date.

Exhibit B

EXHIBIT C

SUPPLEMENTAL RELEASE OF CLAIMS

Pursuant to the terms of the Separation and Release Agreement effective as of January 6, 2017, between Waste Management, Inc. (the “Company”) and me (the “Separation Agreement”), and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, David P. Steiner, do freely and voluntarily enter into this RELEASE (the “Release”), which shall become effective and binding on the eighth day following my signing this Release as provided herein (the “Waiver Effective Date”). It is my intent to be legally bound, according to the terms set forth below. Capitalized terms used herein but not defined shall have the meaning set forth in the Separation Agreement.

In exchange for the payments and other benefits to be provided to me by the Company pursuant to Section 2 of the Separation Agreement (the “Additional Benefits”), none of which I would have otherwise been entitled to if I had not executed this Release, I hereby agree and state as follows:

1.      I, individually and on behalf of my heirs, personal representatives, successors, and assigns, release, waive, and discharge the Company, its past and present parent, subsidiary and affiliated companies, and its and their agents, directors, managers, members, partners, officers, attorneys, accountants, employees, and representatives, and all persons acting by, through, under or in concert with the Company (hereinafter “Released Parties”), from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from my employment and termination from employment with the Company, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 2000e, et seq.), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866 (42 U.S.C. §§1981, 1983 and 1985), which prohibits violations of civil rights; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act (29 U.S.C. §621, et seq.), which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001, et seq. ), which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended (42 U.S.C. § 12101, et seq.), which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601, et seq.), which provides medical and family leave; the Fair Labor Standards Act (29 U.S.C. § 201, et seq.), including the wage and hour laws relating to payment of wages; and all other federal, state and local laws and regulations prohibiting employment discrimination. This Release also includes, but is not limited to, a release of any claims for breach of contract, including breach of the Employment Agreement, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that the Company has dealt with me unfairly or in bad faith, and all other common law contract and tort claims.

Notwithstanding the foregoing, I am not waiving any rights or claims under the Separation Agreement or that may arise after this Release is signed by me. Moreover, this Release does not apply to any claims or rights which, by operation of law, cannot be waived.

Nothing in this Release shall affect in any way my rights of indemnification and directors and officers liability insurance coverage provided to me pursuant to the Indemnification Agreement, Employment Agreement, Company’s (or any Company affiliate’s or subsidiary’s) certificate of incorporation, by-laws or other constituent documents, and/or pursuant to any other agreements or policies including, without limitation, directors’ and officers’ insurance policies as in effect from time to time. Nothing in this Release shall affect my rights as a stockholder of the Company. Nothing in this release will affect my vested benefits under the Company’s 401(k) plan or any benefits that are vested or any claim accrued under the terms of a health benefit plan.

2.      I forever waive and relinquish any right or claim to reinstatement to active employment or service with the Company, its affiliates, subsidiaries, divisions, parent, and successors. I further acknowledge that the Company has no obligation to rehire or return me to active duty or service at any time in the future.

3.      I acknowledge that all agreements applicable to my employment respecting non-competition, non-solicitation, non-disparagement, and the confidential or proprietary information of the Company shall continue in full force and effect as described in the Separation Agreement.

4.      Nothing in this Release prohibits me from filing a charge with, or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Equal Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. This Release does not limit my ability to communicate with any government agencies or participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. In addition, this Release does not limit my right to receive an award for information provided to any government agencies. Further, I am advised that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

5.      I hereby acknowledge and affirm as follows:

(a)      I have been advised to consult with an attorney prior to signing this Release.

(b)      I have been allowed a period of 21 days in which to consider this Release.

(c)      I understand that for a period of seven days following my execution of this Release, I may revoke the Release by notifying the Company, in writing at 1001 Fannin St. Houston TX 77002, Attn: Chief Legal Officer or via email to Charles Boettcher at <cboettcher@wm.com>, of my desire to do so. I understand that after the seven-day period has elapsed and I have not revoked this Release, it shall then become, irrevocable, effective and enforceable.

(d)      Except as provided in the Separation Agreement, I acknowledge that I have received payment for all wages and other compensation due up to the Termination Date, including any reimbursement for any and all business-related expenses. I further acknowledge that the Additional Benefits are consideration to which I am not otherwise entitled under any Company plan, program, or prior agreement.

(e)      I certify that I have returned all property of the Company, including but not limited to, laptops, handheld devices, keys, credit and fuel cards, parking and building passes, files, lists, and documents of all kinds regardless of the medium in which they are maintained.

(f)      I have carefully read the contents of this Release and I understand its contents. I am executing this Release voluntarily, knowingly, and without any duress or coercion.

6.      I acknowledge that this Release shall not be construed as an admission by any of the Released Parties of any liability whatsoever, or as an admission by any of the Released Parties of any violation of my rights or of any other person, or any violation of any order, law, statute, duty or contract.

7.      In the event that any provision of this Release should be held void, voidable, or unenforceable, the remaining portions shall remain in full force and effect.

8.      I understand that in order to be effective this Release must be executed by me, without subsequent revocation, and delivered to the Company in conformity with the time frames described in Section 5 of this Release.

IN WITNESS WHEREOF, I have signed this Release on the      day of                         , 2017.

David P. Steiner

Witness

Name:
Date:

[Signature Page to Supplemental Release]

ATTACHMENT A

Item 5.02(b).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2017, Mr. David P. Steiner resigned from his position on the Board of Directors (the “Board”) of Waste Management, Inc. (the “Company”). In Mr. Steiner’s employment agreement, he agreed to resign from the Board when his employment ended. Mr. Steiner did not resign because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Steiner’s departure from the Company entitles him to the payments and benefits set forth in Section 6(e)(i) – (e)(v) of his employment agreement dated May 6, 2002, as amended and previously filed as Exhibit 10.1 to the Company’s Form 10-Q for the period ended March 31, 2002. Mr. Steiner’s outstanding performance share unit awards will be prorated as provided for in Section 2.a. of Important Award Details in the award agreements that are Exhibit 10.1 to Forms 8-K filed on March 12, 2014, March 3, 2015 and March 2, 2016.

The Company has entered into an agreement with Mr. Steiner (the “Separation Agreement”) setting forth additional terms of his departure from the Company. With respect to Mr. Steiner’s outstanding stock option awards, the Separation Agreement provides that Mr. Steiner’s departure from the Company shall be considered “Retirement” pursuant to the terms of each of the applicable award agreements. The Separation Agreement also expanded the post-employment covenants in Mr. Steiner’s employment agreement, including, but not limited to, the inclusion of a release and a “standstill” that were not required by his employment agreement.

The Separation Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Separation Agreement

[Attachment A]